Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated January 6, 2011
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P4T0

Principal Amount (in Specified Currency): $70,500,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Initial Trade Date: January 6, 2011

Original Issue Date: January 11, 2011

Stated Maturity Date: January 12, 2012

Interest Payment Dates: The 12th of each April, July and October, commencing on April 12, 2011, and on the Stated Maturity Date
(long first coupon)

Net Proceeds to Issuer: $70,474,050
Agents: Barclays Capital Inc. ("Barclays")
	RBC Capital Markets, LLC ("RBC")
	Toyota Financial Services Securities USA Corporation
        ("TFSS USA")
Barclays' Discount or Commission: 0.03%
Barclays' Capacity:
 	[  ] Agent
 	[X] Principal
RBC's Discount or Commission: 0.03%
RBC's Capacity:
 	[  ] Agent
 	[X] Principal
TFSS USA's Discount or Commission: 0.15%
TFSS USA's Capacity:
 	[X] Agent
 	[  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)

Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[X] Federal Funds Rate (daily weighted average)
	[  ] Federal Funds Open Rate
	[  ] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:
	Index Currency:

If CD Rate or LIBOR
	Index Maturity:

Spread (+/-):  +0.21%
Spread Multiplier:  N/A

Maximum Interest Rate:	  N/A
Minimum Interest Rate:  N/A

Interest Reset Dates: Each Business Day

Interest Rate Reset Cutoff Date: Two Business Days prior to each related Interest Payment Date

Interest Determination Dates: One Business Day prior to each related Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[X] Following, adjusted
	[  ] Modified Following, adjusted

Business Day: New York

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:


ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the "Distribution Agreement") dated March 10, 2009, between Toyota Motor Credit Corporation ("TMCC") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and TFSS USA, Barclays, acting as principal, has agreed to purchase and TMCC has agreed to sell to Barclays $16,500,000 principal amount of the Notes (the "Barclays Notes") at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of an Appointment
Agreement dated November 15, 2010, and the Appointment Agreement
Confirmation dated January 6, 2011 (collectively, the "RBC
Appointment Agreement"), between TMCC and RBC, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $50,000,000 principal amount of the Notes (the "RBC Notes") at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement and the RBC Appointment Agreement, the obligations of Barclays and RBC to purchase the Barclays Notes and the RBC Notes, respectively, are several and not joint, and in the event of a default by either of Barclays or RBC, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement and the RBC Appointment Agreement, each of Barclays and RBC is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions of the Distribution Agreement, TMCC is hereby offering $4,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the "TFSS USA Notes") at 99.85% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.15% of such principal amount.
TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.